Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 31, 2014, in this registration statement on Form S-8 of AgroFresh Solutions, Inc., relating to the balance sheet of Boulevard Acquisition Corp. as of December 31, 2013, and the related statements of operations, stockholder’s equity and cash flows for the period from October 24, 2013 (inception) to December 31, 2013, incorporated by reference in the registration statement.

/s/ Rothstein Kass

New York, New York

September 24, 2015